UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: September 14, 2006

X-RITE, INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no)

3100 44th Street S.W.

Grandville, Michigan 49418

(Address of principal executive office) (Zip Code)

Registrant’s telephone number,

including area code:

(616) 534-7663

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 14, 2006 X-Rite, Incorporated (the “Company”) entered into an Agreement of Purchase and Sale (the “Agreement”) to sell its current corporate headquarters property to Target Corporation (the “Buyer”) for $13.9 million dollars. The Agreement provides for an initial earnest money deposit of $100,000, which becomes non-refundable at the end of the Buyer’s initial inspection period, and an additional $100,000 earnest money deposit payable at the end of the initial inspection period to be held pending receipt of certain governmental approvals. The Buyer retains the right to terminate the Agreement by giving timely written notice to the Company prior to closing or due to the Company’s failure to remedy a material breach of contract within a 10 day period of notification. Final closing on the sale will be based on completion of the Buyer’s inspection and due diligence process as well as the granting of governmental approvals related to the future planned usage of the property, but no later than October 22, 2007.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement. A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Agreement of Purchase and Sale, dated as of September 14, 2006, by and between X-Rite, Incorporated and Target Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

Dated: September 19, 2006	X-RITE, INCORPORATED

	By:	/s/ Mary E. Chowning
Mary E. Chowning
Executive Vice President and Chief Financial Officer